Ex. 99.(e).2

JOHN HANCOCK BOND TRUST

601 Congress Street

Boston, MA 02210

John Hancock Funds, LLC

601 Congress Street

Boston, MA 02199

Ladies and Gentlemen:

Pursuant to Section 14 of the Distribution Agreement dated as of December 22, 1994, as amended (the “Distribution Agreement”), between John Hancock Bond Trust (the “Trust”) and John Hancock Broker Distribution Services, Inc. (now known as John Hancock Funds, LLC), please be advised that the Trust has established two new series of its shares, namely, John Hancock Global Conservative Absolute Return Fund and John Hancock Global Short Duration Credit Fund (the “Funds”), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Funds.

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

JOHN HANCOCK FUNDS, LLC	JOHN HANCOCK BOND TRUST

By:	/s/ Andrew G. Arnott	/s/ Hugh McHaffie
	Name: Andrew G. Arnott	Hugh McHaffie
	Title: President and Chief Executive Officer	President

Dated: as of June 26, 2013